Exhibit 10.21
AT-WILL CONFIDENTIALITY AGREEMENT
REGARDING
CERTAIN TERMS AND CONDITIONS
OF EMPLOYMENT
AT SPS COMMERCE, INC.
     THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) dated as of      , 2008 (the “Effective Date”) is made between            ,              ,              , MN (hereinafter referred to as “Employee”) and SPS Commerce, Inc., a Delaware corporation, with offices at 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402 (hereinafter referred to as “Employer”);
     WHEREAS, Employer is engaged in the business of developing, marketing and distributing computer software products and services;
     WHEREAS, Employee has knowledge and experience in the above-designated business;
     WHEREAS, Employee and Employer are parties to an At-Will Confidentiality Agreement Regarding Certain Terms and Conditions of Employment at SPS Commerce, Inc., dated            (the “Prior Agreement”), which the parties desire to amend and restate in its entirety with this Agreement;
     WHEREAS, Employer and Employee desire to amend, modify, and restate the Prior Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and with the intent to exclude amounts payable as severance from deferred compensation under Code Section 409A(a)(1); and
     WHEREAS, Employee acknowledges the receipt of good and valuable consideration from Employer in support of the Prior Agreement, and Employee further acknowledges and agrees that such consideration shall, together with the benefits hereunder, support the restatement of his/her obligations in this Agreement.
     For the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, Employer and Employee agree as follows:
     1. EMPLOYMENT. Employee shall serve as            , subject to the general supervision and pursuant to the order, advice, and direction of Employer. Employee shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may reasonably be assigned to him/her from time to time by Employer.
     2. BEST EFFORTS OF EMPLOYEE. Employee agrees that he/she will at all times faithfully, industriously, and to the best of his/her ability, experience and talents, perform all of the duties that may be required of and from his/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer.

     3. OTHER EMPLOYMENT. Employee shall devote all of his/her time, attention, knowledge, and skills solely to the business and interest of Employer.
     4. CONFIDENTIALITY AND TRADE SECRETS. Employee will not disclose, use, reveal, disseminate or transfer any confidential information acquired by Employee to any outside party, except as directly required in the performance of Employee’s duties for Employer or as required by law. Confidential information includes, but is not limited to, information regarding Employer’s products, processes, services, research, development, inventions, computer media, operations, manufacture, purchasing, accounting, financial data, engineering, sales, marketing, merchandising, selling, payroll, customer lists, credit classification, record, statistics, contracts and suppliers which was obtained by Employee while employed by Employer or as a consequence of such employment with Employer and not generally known. The foregoing is all deemed as confidential information and/or a trade secret, whether or not such information is clearly marked as “Confidential” or as a “Trade Secret”, the parties hereto stipulating that as between them the same are important, material, confidential and constitute trade secrets, and as such gravely affect the effective and successful conduct of Employer’s business and goodwill. Confidential information also includes similar information belonging to Employer’s customers which Employee may gain access to in rendering services to any such customer on behalf of Employer.
     5. DISCLOSURE AND ASSIGNMENT. Employee agrees that all trade secrets, all inventions and patents, except those excluded from any obligation to assign to Employer as a matter of law by any applicable state statute existing at the time such invention was made, all works of authorship (including, but not limited to, illustrations, writing, mask works, software and computer programs, and other programming documentation) and all other business or technical information created, prepared or conceived by Employee, either alone or with others, while employed by Employer and related to the existing or contemplated business or research of Employer, or resulting from Employee’s work with Employer or from Employee’s knowledge of any proprietary, technical or business information possessed or owned by Employer under paragraph 4 above, belongs to Employer. All such works of authorship shall be works made for hire. Until proven otherwise, any invention shall be presumed to have been conceived during such employment if, within one (1) year after termination of such employment, it is disclosed to others, completed, or it has a copyright notice affixed thereto or a patent application filed thereon.
     Employee will promptly disclose to Employer all trade secrets, inventions, works of authorship, and information which belong to Employer as set forth herein; and Employee will assign to Employer, or to others as directed by Employer, all of Employee’s interest in such inventions and works of authorship, and will execute any papers and do any acts which Employer may consider necessary to secure to it any and all rights relating to such inventions and works of authorship, including all patents and copyrights (and renewals thereof) in any country.
     Pursuant to Minnesota Statute 181.78, Subd. 1, the assignment provisions of this paragraph shall not apply to any ideas, discoveries, inventions or improvement for which no equipment, supplies, facility or trade secret information of the Employer was used, and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Employer or (b) to the Employer’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Employee for the Employer.
     6. ASSISTANCE TO EMPLOYER. Employee shall give Employer, at Employer’s expense, all assistance Employer reasonably requires to perfect, protect, and exercise the rights to all ideas, discoveries, inventions or improvements acquired by Employer pursuant to the assignment provisions of paragraph 5 of this Agreement.
     7. RETURN OF DOCUMENTS. All documents or other property relating in any way to the business of Employer which are conceived or generated by Employee or come into Employee’s possession during Employee’s employment shall be and remain Employer’s exclusive property. Employee will, upon termination of employment, leave with or deliver to Employer’s possession all copies of documents, records, notes, books, directories, telephone and/or address listings, computer media, and similar repositories containing any confidential information whether prepared or maintained by Employee or another.
     8. NON-COMPETITION AND NON-SOLICITATION. During the term of employment with Employer and for one (1) year thereafter, Employee will not act as a Competing Person or Organization, act as an employee, owner, partner, consultant, or agent of any Competing Person or Organization or render any services, directly or indirectly, to any Competing Person or Organization.
     “Competing Person or Organization” includes any person or organization engaged in, or about to become engaged in, research, development, production, marketing or selling of any product, process or service in which the Employee was involved in any capacity, or about which Employee obtained confidential information while employed by Employer. Competing Person or Organization does not include:
(A)	A person or organization involved solely in a business substantially different from those in which Employee was engaged, and about which Employee obtained no confidential information while employed by Employer; or

(B)	A person or organization involved in a business similar to that in which Employee was engaged while employed by Employer but which markets and sells exclusively to persons or organizations: (i) which have not purchased any product, process or service from Employer within two (2) years prior to Employee’s separation from employment; and (ii) about which Employee obtained no confidential information while employed by Employer.
     During the term of employment with Employer and for one (1) year thereafter, Employee will not, individually or in combination with any Competing Person or Organization, market, produce, solicit orders, sell, deliver, create or provide any product, process, or service which resembles or competes with a product, process or service with which Employee was involved in any capacity while employed by Employer to any person or organization that was a customer or identified prospect of Employer within the two (2) year period prior to the date of Employee’s separation from employment or was contacted by the Employee within two (2) years prior to the date of Employee’s separation from employment.
     Employee further agrees that during the term of employment and for one (1) year thereafter, Employee shall not directly or indirectly in any manner solicit, assist, or encourage (or assist any other person or entity in soliciting or encouraging) any other officer or employee of Employer to work or otherwise provide services to Employee or to any entity in which Employee participates in the ownership, management, operation, or control of, or is connected with in any manner as an independent contractor, consultant, or otherwise.
     9. REASONABLENESS OF TERMS. Employee acknowledges that compliance with the covenants contained herein upon separation from employment with Employer shall not impair Employee’s ability to earn a livelihood. Employee further acknowledges that the time and area restrictions contained herein are reasonable and not unduly burdensome.
     10. AT-WILL EMPLOYMENT; TERMINATION. Employee understands that Employer is an at-will employment employer. This means the employment relationship may be terminated by either party at any time and for any reason. This Agreement is not a contract for employment for any specific length of time. Notwithstanding the foregoing, if either Employee or Employer desire to terminate the employment of Employee, each such party shall give at least 30 days notice to the other party prior to the effective date of such termination (except in the case of a termination by Employer for Cause (as defined in paragraph 11(c) below), in which case Employer shall be permitted to terminate Employee’s employment immediately upon notice thereof).
     11. SEVERANCE.
          a. Involuntary Termination without Cause. In the event that Employer terminates Employee’s employment without Cause, and provided that such termination of employment does not occur upon or within twelve (12) months after a Change in Control, Employer shall pay Employee severance equal to six (6) months of Employee’s then current base salary, provided that such severance shall not exceed two times the lesser of (a) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (b) Employee’s annualized compensation based upon the annual rate of pay for services to Employer for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service). Payment of such severance will be conditioned on Employee’s execution (and non-rescission) of a standard release of claims in the form provided by Employer at the time of such termination. Severance will be paid to Employee over the six (6) month severance period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule. Severance payments shall be subject to normal payroll withholdings. The Employer and Employee intend the severance payments under this paragraph 11(a) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).
          b. Involuntary Termination After Change in Control. In the event that Employer terminates Employee’s employment without Cause upon or within twelve (12) months after a Change in Control, or in the event that Employee quits for Good Reason upon or within twelve (12) months after a Change in Control, Employer shall pay Employee severance equal to twelve months of Employee’s then current base salary, as follows:
               (i) Limitation on Payment Amount. Such severance shall not exceed a maximum amount of two times the lesser of (x) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (y) Employee’s annualized compensation based upon the annual rate of pay for services to the Service Recipient for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service). Severance will be paid to Employee over the twelve-month severance period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule. Employer and Employee intend the severance payments under this paragraph 11(b)(i) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).
               (ii) Alternative Form of Payment. If the severance otherwise payable to Employee is reduced to zero (0) by application of the maximum limitation under paragraph 11(b)(i)(y), then Employer shall in the alternative pay Employee severance equal to twelve months of Employee’s then-current base salary commencing from and after the Termination Date, in accordance with the normal payroll schedule of Employer, except that any amounts that remain payable as of the Short-Term Deferral Deadline shall be paid in a lump sum no later than the Short-Term Deferral Deadline. Employer and Employee intend the severance payments under this paragraph 11(b)(ii) to constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).
               (iii) Other Conditions. Payment of such severance under this paragraph 11(b) will be conditioned on Employee’s execution (and non-rescission) of a standard release of claims in the form provided by Employer at the time of such termination. If Employee’s employment is terminated without Cause under conditions such that he/she is entitled to severance payments under this paragraph 11(b), then Employee shall be entitled to severance payments only under this paragraph 11(b) and shall not be entitled to any severance payments under paragraph 11(a) of this Agreement. Severance payments shall be subject to normal payroll withholdings.
          c. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Cause” and “Change in Control” shall have the meanings ascribed to those terms as set forth in the SPS Commerce, Inc. 2001 Stock Option Plan (the “Stock Option Plan”), as amended.
               (ii) “Employer” shall include any current or future successor, parent, subsidiary, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated by SPS Commerce, Inc. or by operation of law.

               (iii) “Good Reason” shall mean a material reduction in Employee’s then-current base salary at the time of the Change in Control or a material reduction in Employee’s employment responsibilities following such Change in Control, in each case without Employee’s consent, provided that Employee first gives notice of the material reduction giving rise to Good Reason to the Employer within ninety (90) days of the first occurrence of the reduction, and provided further that upon giving notice Employee provides Employer 30 days in which to remedy the reduction and not be required to pay the severance amount set forth in paragraph 11(b). Notwithstanding anything to the contrary in this paragraph 11(c), Employee shall not be deemed to have quit for Good Reason, and Employee shall not be entitled to payments upon his/her resignation under this Agreement, unless Employee’s Termination Date following his/her resignation for Good Reason occurs within two (2) years following the first occurrence of the reduction.
               (iv) “Service Recipient” shall have the meaning set forth in Treas. Reg. § 1.409A-1(g).
               (v) “Short-Term Deferral Deadline” shall mean the date that is the 15th day of the third month following the end of the later of the calendar year, or the Service Recipient’s taxable year, in which the Termination Date occurs.
               (vi) “Termination Date” shall mean the date upon which Employee’s termination of employment with Employer is effective. For purposes of paragraph 11 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code and the regulations and guidance thereunder.
     12. SURVIVAL OF OBLIGATIONS. All provisions of this Agreement relating to discoveries, confidential information, trade secrets, competitive activities, and ownership of proprietary property, shall survive termination of the employment relationship between Employee and Employer.
     13. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by both parties.
     14. CHOICE OF LAW, JURISDICTION, AND VENUE. The validity, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to any choice of laws provisions thereof. The parties further agree that any litigation or proceeding arising out of, or relating to, this Agreement (whether the same sounds in tort or contract or both) shall be commenced and maintained in a federal or state court located in Hennepin County, Minnesota, and for such purpose the parties consent to any such court’s exercise of personal jurisdiction over them.
     15. INJUNCTIVE RELIEF — ATTORNEY’S FEES. In recognition of the irreparable harm that violation of this Agreement could cause Employer, Employee agrees that, in addition to any relief afforded by law, an injunction against such violation or violations may be issued against Employee, it being understood by the parties that both damages and an injunction shall be proper modes of relief and not considered alternative remedies. In the event of any such violation(s), Employee agrees to pay the reasonable attorneys’ fees incurred by Employer in the enforcement of any of its rights with respect to said violation(s), in addition to the actual damages sustained by Employer as a result thereof.
     16. ASSIGNMENTS. This Agreement is personal in nature and cannot be assigned by Employee. The terms, conditions, covenants, and representations herein shall inure to and be binding upon the heirs and representatives of Employee and shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.
     17. SEVERABILITY. Agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.
     18. INTERPRETATION. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3), and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     19. TAXES. Employer may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Employer shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him/her hereunder.
     20. COMPLETE AGREEMENT. This Agreement and any stock option agreements between Employer and Employee contain the complete agreement concerning the terms and conditions of the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties, including without limitation the Prior Agreement. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and the parties hereto acknowledge that they have relied on their own judgment in entering into this Agreement.

SPS COMMERCE, INC.

EMPLOYEE	EMPLOYER

By:	By:

Its:

Date:	Date: